Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2014, relating to the consolidated financial statements of Brookfield Office Properties Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in this Registration Statement from Brookfield Property Partners L.P.’s current report on Form 6-K dated June 2, 2014, and originally appearing in the Company’s Annual Report on Form 40-F for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
June 9, 2014